Exhibit 99.1

IMS Health Delivers 13 Percent Revenue Growth in First Quarter

Posts Strong Results in U.S. and Japan; Revenue, Operating Income, EPS Exceed Analysts’ Consensus

NORWALK, Conn.--(BUSINESS WIRE)--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced first-quarter 2008 revenue of $574.2 million, up 13 percent or 6 percent on a constant-dollar basis, compared with revenue of $510.3 million for the first quarter of 2007. Operating income in the first quarter of 2008 was $116.4 million, an increase of 5 percent reported and a decline of 3 percent constant dollar, compared with $111.1 million in the year-earlier period.

“IMS is off to a very good start in 2008, and we are on track to achieve our full-year financial objectives,” said David R. Carlucci, IMS chairman and chief executive officer. “We turned in strong performances in the U.S. and Japan, accelerated growth of our sales force effectiveness offerings, and drove productivity through our ongoing restructuring actions.”

First-quarter 2008 diluted earnings per share was $0.32 on a GAAP basis, compared with $0.43 in the prior-year quarter. When adjusted for the phasing of tax benefits and foreign exchange hedge gains and losses, earnings per share on a non-GAAP basis for this year’s first quarter would have been $0.37, compared with $0.35 in last year’s first quarter (See Note c to the financial tables).

Net income on a GAAP basis was $59.2 million in the first quarter, compared with $85.6 million in the year-earlier quarter. When adjusted for the phasing of tax benefits and foreign exchange hedge gains and losses, net income on a non-GAAP basis for the 2008 first quarter would have been $68.2 million, compared with $70.5 million in the year-earlier quarter (See Note c to the financial tables).

Balance Sheet Highlights

IMS’s cash and cash equivalents as of March 31, 2008 totaled $215.8 million, compared with $218.2 million on December 31, 2007. Total debt as of March 31, 2008 was $1,567.3 million, up from $1,203.2 million at the end of 2007, due to borrowings in connection with 2008 share repurchases and foreign currency translations.

Share Repurchase Program, Shares Outstanding

During the first quarter, 10 million shares were repurchased at a total cost of $229.3 million. There remain approximately 10 million shares available to repurchase under the current Board of Directors’ authorization.

The number of shares outstanding as of March 31, 2008 was approximately 181.3 million, compared with 191.2 million as of December 31, 2007.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.2 billion in 2007 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed markets and consumer health offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. ET today to discuss its first-quarter results. To participate, please dial 1 (800) 926-5230 (U.S. and Canada) or 1 (212) 231-2906 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1 (800) 633-8284 (U.S. and Canada) or 1 (402) 977-9140 (outside the U.S. and Canada), and entering access code 21380277 beginning at 10:00 a.m. ET today.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

Table 1
IMS Health
GAAP Income Statement
Three Months Ended March 31
(unaudited, in millions except per share)

	2008 GAAP	2007 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a) (b)
Sales Force Effectiveness	$265.6	$233.0	14%	7
Portfolio Optimization	166.3	156.2	6	0
Launch, Brand and Other	142.3	121.1	17	11
Total	574.2	510.3	13	6

Revenue Detail:
Information & Analytics ("I&A") Revenue	456.2	408.2	12	5
Consulting & Services ("C&S") Revenue	118.0	102.2	15	9
Total Revenue	574.2	510.3	13	6

Operating Expenses (b)
Operating Costs of I&A	(193.3)	(170.7)	(13)
Direct and Incremental Costs of C&S	(68.1)	(58.5)	(16)
Selling and Administrative	(162.7)	(139.8)	(16)
External-use Software Amortization	(12.7)	(11.2)	(13)
Depreciation and Other Amortization	(21.0)	(19.2)	(10)
Total	(457.8)	(399.3)	(15)

Operating Income (a)	116.4	111.1	5%	(3)

Interest expense, net	(8.7)	(6.8)	(28)
Gains (losses) from investments, net	0.0	(0.2)	NM
Other Income (Expense), net	(20.8)	(2.8)	NM
Pretax Income	86.9	101.3	(14)

Provision for Income Taxes	(27.7)	(15.7)	(76)
Net Income	59.2	85.6	(31)

Diluted EPS:
Total Diluted EPS	$0.32	$0.43	(26)

Shares Outstanding:
Weighted Average Diluted	186.3	200.8
End-of-Period Actual	181.3	196.2
Weighted Average Basic	185.0	196.6

The accompanying notes are an integral part of these financial tables.

Table 2
IMS Health
Selected Consolidated Balance Sheet Items
(unaudited, in millions)

	Mar. 31, 2008	Dec. 31, 2007

Cash and cash equivalents	$215.8	$218.2

Accounts receivable, net	488.4	415.9

Total long-term debt	1,567.3	1,203.2

The accompanying notes are an integral part of these financial tables.

IMS Health

NOTES TO FINANCIAL TABLES

a) Reference to Constant Dollar Growth (non-GAAP). “Constant-dollar growth (non-GAAP)” rates eliminate the impact of year-over-year foreign currency fluctuations (Table 1). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rates at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b) Revenue and operating expenses in 2007 reflect reclassifications to make them comparable with the 2008 presentation.

c) Net income and fully diluted EPS for the three months ended March 31, 2008 included the following notable item:

  In Other income (expense), net, a $17.3 million foreign exchange hedge loss, of which $13.8 million ($9.0 million net of taxes, or $0.05 EPS impact) related to hedging operating income anticipated to be earned in quarters two through four of 2008.
  After adjusting for this item, on a non-GAAP basis, net income and diluted EPS would have been $68.2 million and $0.37 for the three months ended March 31, 2008, respectively.

Net income and fully diluted EPS for the three months ended March 31, 2007 included the following notable items:

  In Provision for income taxes, a $20.9 million tax benefit arising from the settlement of a foreign tax audit and the reorganization of certain subsidiaries; $15.6 million ($0.08 EPS impact) was phased into later quarters of 2007, causing each quarter’s effective tax rate to be approximately 31%.
  In Other income (expense), net, a $1.2 million foreign exchange hedge loss, of which $0.7 million ($0.5 million net of taxes, or less than $0.01 EPS impact) related to hedging operating income anticipated to be earned in quarters two through four of 2007.
  After adjusting for these items, on a non-GAAP basis, net income and diluted EPS would have been $70.5 million and $0.35 for the three months ended March 31, 2007, respectively.

References are made to results after adjusting certain U.S. GAAP measures to reflect notable items to the extent that management believes adjusting for these items will facilitate comparisons across periods and more clearly indicate trends. Certain non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission.

CONTACT:
IMS Health
Darcie Peck, 203-845-5237
Investor Relations
dpeck@imshealth.com
or
Gary Gatyas, 610-834-4596
Communications
ggatyas@us.imshealth.com